Exhibit 99

June 26, 2008

Contact:	Suzy P. Hollinger	(808) 543-7385 Telephone
	Manager, Treasury and Investor Relations	(808) 203-1155 Facsimile
E-mail: shollinger@hei.com

AMERICAN SAVINGS BANK ANNOUNCES INITIATIVE TO ENHANCE PERFORMANCE

HONOLULU — American Savings Bank, F.S.B., a wholly-owned subsidiary of Hawaiian Electric Industries, Inc. (NYSE—HE), today announced a performance improvement initiative that aims to improve both operating and capital efficiency.

“Over the years, American has made significant investments to transform itself from a traditional thrift to a full-service community bank,” said Timothy K. Schools, president of American Savings Bank. “More recently, we have been evaluating ways to build upon the tremendous job our team has done in executing the transformation. Today, I am pleased to announce a bank-wide performance improvement initiative focused on the delivery of enhanced products and services, certain productivity improvements and the repositioning of the bank’s balance sheet. In particular, I am pleased to announce that we have substantially completed the balance sheet repositioning which puts us well on our way to improving the bank’s performance and capital efficiency,” added Schools.

BALANCE SHEET REPOSITIONING

In June, the bank repositioned a portion of its balance sheet to reduce the size of its wholesale (noncustomer) assets to levels that are more consistent with industry averages. In total, the bank sold approximately $1.3 billion of high-quality, investment securities with a weighted-average

Hawaiian Electric Industries, Inc. News Release

June 26, 2008

yield of 4.33% and retired approximately $1.2 billion of wholesale borrowings with a weighted-average cost of 4.70%. The bank subsequently purchased approximately $0.3 billion of short-term agency notes and entered into approximately $0.2 billion of FHLB advances to facilitate the timing of the release of certain collateral. The bank anticipates that the notes and advances will mature over the remainder of 2008.

An after-tax charge of approximately $36 million related to the balance sheet repositioning will be recognized in the second quarter. Two-thirds of the charge relates to fees associated with the early retirement of borrowings and the remainder from realized losses on the sale of certain securities.

The repositioning will allow the bank, subject to regulatory approval, to reduce the capital necessary to run the bank by nearly 20% and improve the bank’s key profitability ratios of net interest margin and return on assets. Subject to regulatory approval, the bank is expected to return approximately $75 million to its parent, HEI, who intends to use the proceeds to pay down debt and for other corporate purposes. On a go-forward basis these transactions are not expected to have a significant impact on the bank’s earnings or interest rate risk. In addition, following the charge and any return of capital to HEI, the bank is expected to remain well-capitalized. “Importantly, these transactions position the bank for improved performance while maintaining our safety and soundness, and the quality of our customer service,” noted Schools.

PRODUCTIVITY IMPROVEMENTS AND ENHANCED PRODUCTS AND SERVICES

Productivity improvements are another key part of the performance improvement initiative. One example is the recent change in American’s organizational structure to realign executive responsibilities to better support external and internal customers. The reorganization

Hawaiian Electric Industries, Inc. News Release

June 26, 2008

enables quicker delivery of new and/or enhanced products and services in response to changing marketplace demands. The successful introduction of ASB Free Checking this spring underscores the bank’s enhanced ability to identify opportunities and to respond with a market-leading product.

To further enhance productivity, plans are being developed to optimize American’s corporate real estate, supplier management and purchasing, application of technology and equipment, and processes and procedures. New products and services are also being developed to better serve customers and continue to enhance their banking experience with American.

WEBCAST AND TELECONFERENCE

American Savings Bank, F.S.B. and its parent, HEI, will conduct a webcast and teleconference call to review the contents of this release on Friday, June 27, 2008 at 2:00 a.m. Hawaii Time (8:00 a.m. EST). The event can be accessed through HEI’s website at http://www.hei.com or by dialing (800) 901-5231, passcode: 53348129 for the teleconference call.

An online replay of the webcast will be available at the same website beginning about two hours after the event. Replays of the teleconference call will also be available approximately two hours after the event through July 11, 2008, by dialing (888) 286-8010, passcode: 27365200.

HEI supplies power to over 400,000 customers or 95% of Hawaii’s population through its electric utilities, Hawaiian Electric Company, Inc., Hawaii Electric Light Company, Inc. and Maui Electric Company, Limited, and provides a wide array of banking and other financial services to consumers and businesses through American Savings Bank, F.S.B., the state’s third largest financial institution based on 2007 year-end asset size.

Hawaiian Electric Industries, Inc. News Release

June 26, 2008

FORWARD-LOOKING STATEMENTS

Certain statements herein constitute “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties that could cause actual results to differ materially from those indicated, including the changing of regional and national economic conditions, changes in the real estate market, changes in levels of market interest rates, credit risks on lending activities, and competitive and regulatory factors. All forward-looking statements are necessarily speculative and undue reliance should not be placed on any such statements, which are accurate only as of the date made. HEI and ASB disclaim any duty to update such forward-looking statements.

Forward-looking statements in this release should be read in conjunction with the “Forward-Looking Statements” discussion (which is incorporated by reference herein) set forth on page iv of HEI’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, and in HEI’s future periodic reports that discuss important factors that could cause HEI’s results to differ materially from those anticipated in such statements.

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